UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.     )

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Jefferson Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JEFFERSON BANCSHARES, INC.

120 Evans Avenue

Morristown, Tennessee 37814

(423) 586-8421

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	2:00 p.m. on Thursday, October 25, 2007

PLACE	Independence Room
Jefferson Federal Bank
120 Evans Avenue
Morristown, Tennessee

ITEMS OF BUSINESS	(1) The election of two directors to serve for a term of three years;

(2) The ratification of the appointment of Craine, Thompson & Jones, P.C. as independent registered public accountants for the Company for the fiscal year ending June 30, 2008; and

(3) Such other business that may properly come before the meeting. Note: The Board of Directors is not aware of any other business to come before the meeting.

RECORD DATE	In order to vote, you must have been a shareholder at the close of business on August 31, 2007.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares via the Internet, by telephone or by completing and returning the proxy card or voting instruction card sent to you. Voting instructions are printed on your proxy or voting instruction card and included in the accompanying proxy statement. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Jane P. Hutton
Jane P. Hutton
Chief Financial Officer, Treasurer and Corporate Secretary

Morristown, Tennessee

September 17, 2007

JEFFERSON BANCSHARES, INC.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Jefferson Bancshares, Inc. (“Jefferson Bancshares” or the “Company”) to be used at the annual meeting of shareholders of the Company. Jefferson Bancshares is the holding company for Jefferson Federal Bank (“Jefferson Federal” or the “Bank”). The annual meeting will be held in the Independence Room of Jefferson Federal at 120 Evans Avenue, Morristown, Tennessee on October 25, 2007, at 2:00 p.m., local time. The proxy statement and the enclosed proxy card are being first mailed to shareholders of record on or about September 17, 2007.

General Information About Voting

Who Can Vote at the Meeting

You are entitled to vote your Jefferson Bancshares common stock if the records of the Company show that you held your shares as of the close of business on August 31, 2007. As of the close of business on August 31, 2007, a total of 6,394,955 shares of Jefferson Bancshares common stock were outstanding. Each share of common stock has one vote. The Company’s Charter provides that record holders of the Company’s common stock who beneficially own, either directly or indirectly, in excess of 10% of the Company’s outstanding shares are not entitled to any vote with respect to the shares held in excess of the 10% limit. With respect to shares held by a broker, bank or nominee, the Company generally will look beyond the holder of the shares to the person or entity for whom the shares are held when applying the voting limitation. However, where the ultimate owner of the shares has granted voting authority to the broker, bank or nominee that holds the shares, the Company will apply the 10% voting limitation to the broker, bank or nominee.

Attending the Meeting

If you are a beneficial owner of Jefferson Bancshares common stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Jefferson Bancshares common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum and Vote Required

The annual meeting will be held only if there is a quorum present. A quorum exists if a majority of the outstanding shares of common stock entitled to vote are represented at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

In voting on the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees, or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In voting on the ratification of the appointment of Craine, Thompson & Jones, P.C. as the independent registered public accounting firm of the Company, you may vote in favor of the proposal, vote against the proposal or abstain from voting. The ratification of Craine, Thompson & Jones, P.C. as the Company’s independent registered public accounting firm will be decided by the affirmative vote of a majority of the votes cast at the annual meeting. On this matter, abstentions and broker non-votes will have no effect on the voting.

Voting by Proxy

The Board of Directors of Jefferson Bancshares is sending you this proxy statement for the purpose of requesting that you allow your shares of Jefferson Bancshares common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of Jefferson Bancshares common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends that you vote:

•	“FOR” each of the nominees for director; and

•	“FOR” the ratification of Craine, Thompson & Jones, P.C. as the Company’s independent registered public accounting firm.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their own best judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the annual meeting in order to solicit additional proxies. If the annual meeting is postponed or adjourned, your Jefferson Bancshares common stock may be voted by the persons named in the proxy card on the new annual meeting date as well, unless you have revoked your proxy. The Company does not know of any other matters to be presented at the annual meeting.

You may revoke your proxy at any time before the vote is taken at the meeting, regardless of whether you submitted your original proxy by mail, the Internet or telephone. To revoke your proxy, you must either advise the Corporate Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy or attend the meeting and vote your shares in person. Attendance at the annual meeting will not in and of itself constitute revocation of your proxy.

If your Jefferson Bancshares common stock is held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement.

Instead of voting by mailing a proxy card, registered shareholders can vote their shares of Company common stock via the Internet or by telephone. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to provide their voting instructions and confirm that their instructions have been recorded properly. Specific instructions for Internet or telephone voting are set forth on the enclosed proxy card. The deadline for voting by telephone or via the Internet is 11:59 p.m., Eastern time, on Wednesday, October 24, 2007.

Participants in Jefferson Federal’s ESOP and 401(k) Plan

If you participate in the Jefferson Federal Bank Employee Stock Ownership Plan (the “ESOP”) or if you hold shares through the Jefferson Federal Bank Employees’ Savings & Profit Sharing Plan and Trust (the “401(k) Plan”), you will receive a single voting instruction card for both plans that reflects all shares you may vote under the plans. You may submit the voting instruction card, or convey your voting instructions via the Internet or by telephone. Specific instructions for Internet or telephone submission are set forth in the voting instruction card. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of Company common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to direct the trustee as to the shares in the Jefferson Bancshares, Inc. Stock Fund credited to his or her account. The trustee will vote all shares for which no directions are given or for which instructions were not timely received in the same proportion as shares for which the trustee received voting instructions. The deadline for submitting your voting instructions is 11:59 p.m., Eastern time, on Thursday, October 18, 2007.

Corporate Governance

General

The Company periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency and maintains full compliance with the laws, rules and regulations that govern the Company’s operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts best corporate governance policies and practices for the Company.

Code of Ethics and Business Conduct

The Company has adopted a Code of Ethics and Business Conduct that is designed to ensure that the Company’s directors, executive officers and employees meet the highest standards of ethical conduct. The Code of Ethics and Business Conduct requires that the Company’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. Under the terms of the Code of Ethics and Business Conduct, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code.

As a mechanism to encourage compliance with the Code of Ethics and Business Conduct, the Company has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The Code of Ethics and Business Conduct also prohibits the Company from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code.

Meetings of the Board of Directors

The Company and Jefferson Federal conduct business through meetings and activities of their Boards of Directors and their committees. During the fiscal year ended June 30, 2007, the Board of Directors of the Company held 12 regular meetings and two special meetings and the Board of Directors of Jefferson Federal held 12 regular meetings and two special meetings. No director attended fewer than 75% of the total meetings of the Boards of Directors and committees on which he served.

Committees of the Board of Directors of Jefferson Bancshares

The following table identifies our standing committees and their members as of June 30, 2007. All members of each committee are independent in accordance with the listing standards of the Nasdaq Stock Market, Inc.

Director	Audit/ Compliance Committee		Compensation Committee		Nominating/ Corporate Governance Committee
Dr. Terry M. Brimer	X		X	*	X
Dr. Jack E. Campbell	X	*	X		X
William T. Hale	X		X		X
John F. McCrary, Jr.
H. Scott Reams			X		X	*
Anderson L. Smith
William F. Young			X		X
Number of Meetings in 2007	5		9		2

*	Chairman

Audit/Compliance Committee. The Board of Directors has a separately-designated standing Audit/Compliance Committee (the “Audit Committee”) established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee meets periodically with independent auditors and management to review accounting, auditing, internal control structure and financial reporting matters. The Board of Directors has determined that the Audit Committee does not have a member who is an “audit committee financial expert” as such term is defined by the rules and regulations of the Securities and Exchange Commission. While the Board recognizes that no individual Board member meets the qualifications required of an “audit committee financial expert,” the Board believes that appointment of a new director to the Board of Directors and to the Audit Committee at this time is not necessary as the level of financial knowledge and experience of the current members of the Audit Committee, including such members’ ability to read and understand fundamental financial statements, is cumulatively sufficient to adequately discharge the Audit Committee’s responsibilities. The Audit Committee acts under a written charter adopted by the Board of Directors, a copy of which was included as Appendix A to Jefferson Bancshares’ proxy statement filed with the Securities and Exchange Commission on September 18, 2006. The report of the Audit Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Proposal 2—Ratification of Independent Registered Public Accounting Firm—Report of Audit/Compliance Committee.”

Compensation Committee. The Compensation Committee approves the compensation objectives for the Company and Jefferson Federal and establishes the compensation for the Chief Executive Officer and other executives. See “Compensation Discussion and Analysis” for more information regarding the role of the Compensation Committee and management in determining and/or recommending the amount or form of executive compensation. The Compensation Committee acts under a written charter adopted by the Board of Directors, a copy of which is included as Appendix A to this proxy statement. The report of the Compensation Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Compensation Committee Report.”

Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee is responsible for the annual selection of the Board of Directors’ nominees for election as directors and for developing and implementing policies and practices relating to corporate governance, including implementation of and monitoring adherence to Jefferson Bancshares’ corporate governance policy. The Nominating/Corporate Governance Committee acts under a written charter adopted by the Board of Directors, a copy of which is included as Appendix B to this proxy statement. The procedures of the Nominating/Corporate Governance Committee required to be disclosed by the rules of the Securities and Exchange Commission are included in this proxy statement. See “Nominating/Corporate Governance Committee Procedures.”

Director Compensation

The following table provides the compensation received by individuals who served as non-employee directors of the Company during the 2007 fiscal year. No tax-qualified or retirement-qualified compensation was provided to directors in fiscal 2007.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Dr. Terry M. Brimer	$18,500	$28,694	$17,295	$64,489
Dr. Jack E. Campbell	22,000	28,694	17,295	67,989
William T. Hale	18,900	28,694	17,295	64,889
John F. McCrary, Jr.	32,200	28,694	17,295	78,189
H. Scott Reams	21,600	28,694	17,295	67,589
William F. Young	18,400	28,694	17,295	64,389

(1)	Includes fees earned for service with Jefferson Bancshares and Jefferson Federal.
(2)	Reflects the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) of the vesting of shares of restricted stock in 2007 based upon the Company’s stock price of $13.69 as of the date of grant. The aggregate number of unvested restricted stock award shares held by each of Messrs. Brimer, Campbell, Hale, McCrary, Reams and Young at fiscal year end was 4,192. There were no awards of restricted stock granted in fiscal 2007. Stock awards vest in five equal annual installments beginning one year from the date of grant, which for all shares shown was January 29, 2005.
(3)	Reflects the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) in 2007 for each executive, based upon a fair value of each option of $3.30 using the Black-Scholes option pricing model. For further information on the assumptions used to compute the fair value, see note 11 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K. Options vest in five equal annual installments beginning one year from the date of grant, which for all options shown was January 29, 2005.

Cash Retainer and Meeting Fees for Non-Employee Directors

The following table sets forth the applicable retainers and fees that will be paid to our directors for their service on our Board of Directors during fiscal 2008.

Quarterly retainer	$1,000
Fee for attendance at regular Board meetings	800
Fee for attendance at special Board meetings	200
Fee for attendance at committee meetings	100
Monthly retainer for Chairman of the Board	1,000

Stock Ownership

The following table provides information as of August 31, 2007 about the persons, other than directors and executive officers, known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person may be considered to beneficially own shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power.

Name and Address	Number of Shares Owned		Percent of Common Stock Outstanding(1)
Jefferson Federal Bank Employee Stock Ownership Plan 120 Evans Avenue Morristown, Tennessee 37814	663,381		10.37%

Bank of America Corporation	534,650	(2)	8.36

NB Holdings Corporation

Bank of America, NA

Columbia Management Group, LLC

Columbia Management Advisors, LLC

100 North Tryon Street

Floor 25

Bank of America Corporate Center

Charlotte, North Carolina 28255

Friedlander & Co., Inc.	285,000	(3)	4.46
Theodore Friedlander III 322 East Michigan Street Suite 250 Milwaukee, Wisconsin 53202

(1)	Based on 6,394,955 shares of the Company’s common stock outstanding and entitled to vote as of August 31, 2007.
(2)	Based upon information in a Schedule 13G/A filed jointly on February 9, 2007 with the U.S. Securities and Exchange Commission (the “SEC”). According to this filing, Bank of America Corporation and NB Holdings Corporation have shared voting power with respect to 438,450 shares and shared dispositive power with respect to 534,650 shares; Bank of America, NA has sole voting power with respect to 79,250 shares, shared voting power with respect to 359,200 shares, sole dispositive power with respect to 86,550 shares and shared dispositive power with respect to 448,100 shares; and Columbia Management Group, LLC and Columbia Management Advisors, LLC have shared voting power with respect to 359,200 shares and shared dispositive power with respect to 448,100 shares.
(3)	Based upon information in a Schedule 13G/A filed on February 12, 2007 with the SEC. According to this filing, Friedlander & Co., Inc. (“Friedlander”) has sole dispositive power with respect to 285,000 shares and Theodore Friedlander III has sole voting power with respect to 25,000 shares. Mr. Friedlander is a controlling person of Friedlander and as such may be deemed to beneficially own the shares of Company common stock beneficially owned by Friedlander. Mr. Friedlander beneficially owns less than 1% of the shares held by Friedlander and disclaims beneficial ownership of all other shares held by Friedlander.

The following table provides information as of August 31, 2007 about the shares of Jefferson Bancshares common stock that may be considered to be beneficially owned by each director, nominee for director, named executive officers listed in the Summary Compensation Table and all directors and executive officers of the Company as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, none of the shares listed are pledged as security, and each of the named individuals has sole voting and sole investment power with respect to the number of shares shown.

Name	Number of Shares Owned(1)(2)		Number of Shares That May be Acquired Within 60 Days by Exercising Options	Percent of Common Stock Outstanding(3)
Dr. Terry M. Brimer	109,909	(4)	15,723	1.96%
Dr. Jack E. Campbell	73,188	(5)	15,723	1.39
Anthony J. Carasso	8,453		—	*
William T. Hale	57,711	(6)	15,723	1.15
Jane P. Hutton	22,533		15,723	*
Janet Ketner	11,344		—	*
John F. McCrary, Jr.	158,430		15,723	2.72
H. Scott Reams	115,627	(7)	15,723	2.05
Charles G. Robinette	19,130	(8)	—	*
Anderson L. Smith	73,056	(9)	41,925	1.80
William F. Young	71,396	(10)	15,723	1.36
All directors and executive officers as a group (13 persons)	786,498		183,432	14.74%

*	Does not exceed 1.0% of the Company’s voting securities.
(1)	Includes unvested shares of restricted stock held in trust under the Jefferson Bancshares, Inc. 2004 Stock-Based Incentive Plan, with respect to which individuals have voting but not investment power as follows: Mr. Brimer—4,193 shares; Mr. Campbell—4,193 shares; Mr. Carasso—4,800 shares; Mr. Hale—4,193 shares; Ms. Hutton—4,193 shares; Ms. Ketner—8,000 shares; Mr. McCrary—4,193 shares; Mr. Reams—4,193 shares; Mr. Robinette—12,000 shares; Mr. Smith—13,974; and Mr. Young—4,193.
(2)	Includes shares allocated to the account of individuals under the Jefferson Federal Bank Employee Stock Ownership Plan (the “ESOP”) with respect to which individuals have voting but not investment power as follows: Mr. Carasso—3,653 shares; Ms. Hutton—4,832 shares; Ms. Ketner—1,844 shares; Mr. Robinette—5,109 shares; and Mr. Smith—12,129 shares.
(3)	Based on 6,394,955 shares of Company common stock outstanding and entitled to vote as of the close of business on August 31, 2007, plus the number of shares that may be acquired by each individual (or group of individuals) by exercising options.
(4)	Includes 36,500 shares held by Mr. Brimer’s wife and 40,000 shares pledged as security.
(5)	Includes 35,000 shares pledged as security.
(6)	Includes 30,000 shares pledged as security.
(7)	Includes 2,050 shares held by Mr. Reams’ wife, 12,500 shares held by 401(k) plan and 1,500 shares held by IRA.
(8)	Includes 300 shares held by IRA.
(9)	Includes 6,538 shares held by 401(k) plan, 15,000 shares held by IRA and 11,000 shares pledged as security.
(10)	Includes 16,633 shares held by his wife’s IRA, 19,809 shares held by IRA and 19,494 shares pledged as security.

Proposal 1 — Election of Directors

The Company’s Board of Directors consists of seven members, all of whom are independent under the current listing the standards of the Nasdaq Stock Market, except for Mr. Smith, who is not independent because he is an employee of Jefferson Bancshares and Jefferson Federal. In determining the independence of its directors, the Board of Directors considered transactions, relationships or arrangements between Jefferson Bancshares, Jefferson Federal and its directors that were not required to be disclosed in this proxy statement under the heading “Transactions With Related Persons,” including loans that Jefferson Federal directly or indirectly made to Director Young and legal services provided to Jefferson Federal by the law firm of which Director Reams is a partner.

The Board is divided into three classes with three-year staggered terms, with approximately one-third of the directors elected each year. Two directors will be elected at the annual meeting to serve for a three-year term, or until their respective successors have been elected and qualified. The Board of Directors’ nominees this year, to serve for a three-year term or until their respective successors have been elected and qualified, are Dr. Terry M. Brimer and H. Scott Reams, each of whom are currently directors of Jefferson Bancshares.

The Board of Directors intends that the proxies solicited by it will be voted for the election of the nominees named above. If any nominee is unable to serve, the persons named in the proxy card will vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

The Board of Directors recommends a vote “FOR” the election of Messrs. Brimer and Reams.

Information regarding the nominees for election at the annual meeting is provided below. Unless otherwise stated, each nominee has held his current occupation for the last five years. The age indicated for each individual is as of June 30, 2007. The indicated period of service as a director includes service as a director of Jefferson Federal. There are no family relationships among directors or executive officers of Jefferson Bancshares.

Board Nominees for Election of Directors

Dr. Terry M. Brimer is the President and majority owner of Doctor’s Hospital Pharmacy, Inc., Morristown, Tennessee. Age 59. Director since 1977.

H. Scott Reams is a Partner in the law firm of Taylor, Reams, Tilson and Harrison of Morristown, Tennessee. Age 58. Director since 1982.

Directors Continuing in Office

The following directors have terms ending in 2008:

William T. Hale is employed by PFG-Hale, Inc., a wholesale food distributor. Age 55. Director since 2000.

John F. McCrary, Jr. is Chairman of the Board of Directors of Jefferson Bancshares and Jefferson Federal. Mr. McCrary is a real estate broker and President of Century 21 Masengill-McCrary Realtors Company and Secretary of Masengill-McCrary-Gregg Company, an insurance agency, both located in Morristown, Tennessee. Age 82. Director since 1963.

The following directors have terms ending in 2009:

Anderson L. Smith has served as the President and Chief Executive Officer of Jefferson Federal and Jefferson Bancshares since January 2002 and March 2003, respectively. Prior to joining Jefferson Federal, Mr. Smith was President, Consumer Financial Services - East Tennessee Metro, First Tennessee Bank, National Association. Age 59. Director since 2002.

Dr. Jack E. Campbell has served part-time as the President Emeritus of Walters State Community College, Morristown, Tennessee since July 1, 2005. He previously served as the President of Walters State Community College since 1974. Age 68. Director since 1979.

William F. Young is the President and Chief Executive Officer of Young’s Furniture Manufacturing Company, Inc., of Whitesburg, Tennessee. Age 67. Director since 2000.

Executive Officers Who Are Not Directors

The following sets forth information as of June 30, 2007 with respect to executive officers of Jefferson Bancshares who do not serve on the Company’s Board of Directors. Executive officers are appointed annually by the Board of Directors.

Anthony J. Carasso has been the President of Jefferson Federal’s Knoxville Region since January 2005. Prior to joining Jefferson Federal, Mr. Carasso was Chief Executive Officer and President of Union Planters in Murfreesboro, Tennessee and served as President of two other Union Planters Banks in Somerset, Kentucky and Harriman, Tennessee. Age 48.

Jane P. Hutton has been Treasurer and Secretary of Jefferson Bancshares since March 2003 and Vice President and Chief Financial Officer of Jefferson Federal since July 2002. Ms. Hutton was named Chief Financial Officer of Jefferson Bancshares in connection with the consummation of Jefferson Federal’s conversion in July 2003. Age 48.

Janet J. Ketner has been Jefferson Federal’s Executive Vice President of Retail Banking since January 2006. Prior to joining Jefferson Federal, Ms. Ketner was Executive Vice President of First Tennessee Bank for Morristown, Dandridge and Greeneville, Tennessee. Age 54.

Eric McDaniel has served as Vice President and Senior Operations Officer of Jefferson Federal since July 2002. Age 36.

Charles G. Robinette has been Chairman of Jefferson Federal’s Knoxville Region since January 2005. Prior to that, Mr. Robinette served as a Regional Chairman for Union Planters Bank from April 1997 to August 2004. Age 62.

Douglas H. Rouse has been Senior Vice President of Jefferson Federal since March 1994. Age 54.

Proposal 2 — Ratification of Independent Registered Public Accounting Firm

The Audit/Compliance Committee of the Board of Directors has appointed Craine, Thompson & Jones, P.C. to be the Company’s independent registered public accounting firm for the 2008 fiscal year, subject to ratification by shareholders. A representative of Craine, Thompson & Jones, P.C. is expected to be present at the annual meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of the independent registered public accounting firm is not approved by a majority of the votes cast by shareholders at the annual meeting, the Audit/Compliance Committee will consider other independent registered public accounting firms.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Craine, Thompson & Jones, P.C. as the Company’s independent registered public accounting firm.

Audit Fees

The following table sets forth the fees billed to the Company for the fiscal years ending June 30, 2007 and 2006 by Craine, Thompson & Jones, P.C.:

	2007	2006
Audit fees (1)	$63,530	$62,370
Audit related fees	—	—
Tax fees (2)	16,455	14,410
All other fees (3)	11,705	13,415

(1)	Includes professional services rendered for the audit of the Company’s annual consolidated financial statements and review of consolidated financial statements included in Forms 10-Q, or services normally provided in connection with statutory and regulatory filings (i.e., attest services required by FDICIA or Section 404 of the Sarbanes-Oxley Act), including out-of-pocket expenses.
(2)	Consists of tax filing and tax related compliance and other advisory services.
(3)	Includes fees for assistance with securities filings other than periodic reports and Section 404 of the Sarbanes-Oxley Act certification services.

Policy on Audit/Compliance Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit/Compliance Committee is responsible for appointing and reviewing the work of the independent registered public accounting firm and setting the independent registered public accounting firm’s compensation. In accordance with its charter, the Audit/Compliance Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. This approval process ensures that the independent registered public accounting firm does not provide any non-audit services to the Company that are prohibited by law or regulation. During the year ended June 30, 2007, all services were approved in advance by the Audit/Compliance Committee in compliance with these procedures.

Report of the Audit/Compliance Committee

The Audit/Compliance Committee of the Company’s Board of Directors is comprised of three non-employee directors and operates under a written charter adopted by the Board of Directors. The Board of Directors has determined that each Audit/Compliance Committee member is independent in accordance with the listing standards of the Nasdaq Stock Market.

The Company’s management is responsible for the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principals. The Audit/Compliance Committee oversees the Company’s internal control over financial reporting on behalf of the Board of Directors.

In this context, the Audit/Compliance Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit/Compliance Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit/Compliance Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit/Compliance Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (“Communication With Audit Committees”), including the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

In addition, the Audit/Compliance Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1 (“Independence Discussions With Audit Committees”) and has discussed with the independent registered public accounting firm the auditors’ independence from the Company and its management. In concluding that the auditors are independent, the Audit/Compliance Committee considered, among other factors, whether the non-audit services provided by the auditors were compatible with its independence.

The Audit/Compliance Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit/Compliance Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting process.

In performing all of these functions, the Audit/Compliance Committee acts only in an oversight capacity. In its oversight role, the Audit/Compliance Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent auditors who, in their report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit/Compliance Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit/Compliance Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s consolidated financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board or that the Company’s independent auditors are in fact “independent.”

In reliance on the reviews and discussions referenced above, the Audit/Compliance Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual

Report on Form 10-K for the year ended June 30, 2007 for filing with the Securities and Exchange Commission. The Audit/Compliance Committee has appointed, subject to shareholder ratification, the selection of the Company’s independent registered public accounting firm for the fiscal year ended June 30, 2008.

The Audit/Compliance Committee of the Board of Directors

of Jefferson Bancshares, Inc.

Dr. Jack E. Campbell (Chairman)

Dr. Terry M. Brimer

William T. Hale

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices with respect to our chief executive officer, chief financial officer, and our other three most highly-compensated executive officers, which are collectively referred to as the “named executive officers.”

The Objectives of the Executive Compensation Program

Our compensation philosophy for our named executive officers is founded upon the premise that our success depends, in a large part, on the dedication, commitment and performance of the individuals we place in key operating positions to drive our business strategy. In order to attract and retain executives with the ability and the experience necessary to lead and deliver strong performance to our shareholders, we strive to provide a total compensation package that is competitive with our peers.

Elements Used to Implement Our Compensation Objectives

Our compensation program for our named executive officers consists of the following elements:

•	Base Salary

•	Bonus Program

•	Long-term Equity Incentive Plan

•	Supplemental Executive Retirement Benefits

•	Employment Agreement and Change in Control Severance Plan

We combine these compensation elements for each named executive officer in a manner we believe optimizes the named executive officer’s contribution to the Company and Jefferson Federal Bank.

Base Salary. Our base salary program is designed to provide a competitive base salary to our management and other employees. The salary levels of all employees, including the named executive officers, are set to reflect the duties and levels of responsibilities inherent in the position and the competitive conditions in the banking business in our market area. Comparative salaries paid by peer financial institutions are considered in establishing the salary for a given position. The Compensation Committee utilizes surveys prepared by trade groups and other independent sources of salaries paid to executive officers of other bank holding companies, non-diversified banks and other financial institutions similar in size, market capitalization and other characteristics. Base salaries for the named executive officers are reviewed annually by the Compensation Committee, taking into account the competitive level of pay as reflected in the surveys consulted. See “Peer Group Analysis”. In setting base salaries, the Compensation Committee also considers a number of factors relating to each individual named executive officer, including individual performance, job responsibilities, level of experience, ability and knowledge of the position and complexity of the Company’s operations. These factors are considered in the aggregate and none of the factors are accorded a specific weight. See “Executive Compensation – Summary Compensation Table” for base salaries paid to our named executive officers during the 2007 fiscal year.

Bonus Plan. Our bonus plan provides the named executive officers with additional incentive to attain company-wide financial objectives and individual performance goals. Under the bonus plan, bonus awards are linked to the performance of our named executive officers, with 70% of the executive officer’s bonus award determined by Company financial performance and the other 30% of the bonus award determined by the executive officer’s achievement of strategic and individual performance goals. The bonus potential can range from 20% to 50% of an executive’s base salary, depending on the level of the executive, and actual awards can range from 0% to 100% of this target, depending on company financial performance and individual performance. The Compensation Committee establishes a “threshold” and a “target” for each measure, taking into account our annual budget and management’s strategic objectives for the year, as well as a “weight” that will determine the degree to which the measure will affect the amount of the bonus award. The Compensation Committee, in connection with its annual performance review of the named executive officers, considers making discretionary bonus awards under this program. See “Executive Compensation – Summary Compensation Table” for bonuses paid to our named executive officers during the 2007 fiscal year.

Long-Term Equity Incentive Compensation Program. Our 2004 Stock-Based Incentive Plan provides us with the opportunity to grant eligible employees and outside directors stock options and restricted stock awards.

Stock options are granted in order to assure the retention of high level executives and to tie the compensation of those executives to the creation of long-term value for stockholders. The Compensation Committee determines the proportions and terms of stock option grants. All stock options that have been granted have an exercise price equal to the fair market value of the Company’s common stock at the time of grant and are exercisable within a ten-year period. Stock options granted under the 2004 Equity Incentive Plan vest in equal portions over a five-year period beginning one year after the date of grant.

Restricted stock awards are intended to increase the ownership of executives in the Company so as to further integrate the compensation of the executive with the creation of long-term value for stockholders. The Compensation Committee determines the proportions and terms of restricted stock awards. The Compensation Committee has provided that restricted stock awards granted under the 2004 Equity Incentive Plan vest in equal portions over five years beginning one year after the date of grant.

Supplemental Executive Retirement Benefits. In accordance with industry practice, we provide supplemental executive retirement benefits for our chief executive officer. These supplemental retirement benefits consist of: (i) annual payments in lieu of shares that cannot be allocated to our chief executive officer’s account under the employee stock ownership plan due to limitations imposed by the Internal Revenue Code, (ii) payments in the event of a Change in Control prior to the full repayment of the ESOP loan, and (iii) an annual supplemental retirement benefit of $15,083 payable each year over a 15 year period commencing in the year our chief executive officer attains age 65. See “Executive Compensation – Employment Agreement” and “Executive Compensation – Non-qualified Deferred Compensation” for a discussion of the supplemental retirement benefits.

Employment Agreement. We recognize that an important consideration in our ability to attract and retain key personnel is our ability to minimize the impact on our management team of the possible disruption associated with our analysis of strategic opportunities. Accordingly, we believe that it is in our best interests to provide our chief executive officer with reasonable financial arrangements in the event of termination of employment following a change in control or involuntary termination of employment for reasons other than cause. Therefore, we currently maintain an employment agreement with our chief executive officer. See “Executive Compensation – Employment Agreement” and “Executive Compensation – Potential Post-Termination Benefits” for a discussion of the terms and conditions of the employment agreement.

Change in Control Severance Plan. We recognize the need to offer our other named executive officers financial protection in the event of a change in control, therefore we maintain a change in control severance plan for the benefit of eligible employees, including our named executive officers, who do not have an employment agreement with Jefferson Federal. The Change in Control

Severance Plan provides participants with a severance benefit in the event they are terminated in connection with a Change in Control (as defined in the plan). See “Executive Compensation – Potential Post-Termination Benefits” for a discussion on the benefits provided to our named executive officers who do not have an employment agreement with the Company or Jefferson Federal.

Role of Compensation Committee

Our Compensation Committee is responsible for establishing and administering policies governing the compensation for our named executive officers. The Compensation Committee operates under a written charter that establishes the Committee’s responsibilities. The Committee and the Board of Directors review the charter periodically to ensure the scope of the charter is consistent with the Committee’s expected role.

The Compensation Committee meets outside the presence of all executive officers, including the named executive officers, to consider appropriate compensation for the chief executive officer. The Compensation Committee analyzes our chief executive officer’s performance annually and determines his base salary, annual performance bonus payments and any stock option grants based on its assessment of his performance. The Compensation Committee also takes into consideration the recommendations of our chief executive officer when determining the payments to be made to our other named executive officers under our discretionary bonus plan and stock option plan.

During 2007, the Compensation Committee met 9 times, including 7 executive sessions attended by Committee members only. The members of the Committee are: Dr. Terry M. Brimer, Dr. Jack E. Campbell, William T. Hale, H. Scott Reams and William F. Young.

Role of Management

Our chief executive officer reviews annually each other named executive officer’s performance and based upon guidelines established by the Compensation Committee determines the appropriate base salary for each named executive officer. Our chief executive officer also makes recommendations to the Compensation Committee with respect to annual discretionary bonus payments and the grants of stock-based compensation awards for each named executive officer, excluding himself.

Tax and Accounting Considerations

In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and annually to ensure that we understand the financial impact of each program on the Company. Our analysis includes a review of recently adopted and pending changes in tax and accounting requirement. During fiscal 2007, we continued to consider the implications of two significant developments in the tax and accounting area – the new rules under Section 409A of the Internal Revenue Code applicable to nonqualified deferred compensation and the revised accounting treatment for equity compensation under FAS 123R. We intend to amend any plans and agreements by December 31, 2007 in order to comply with the new rules under Section 409A of the Internal Revenue Code.

Peer Group Analysis

Our Compensation Committee benchmarks base salary and target incentive levels and practices, as well as the Company’s performance results primarily in relation to other comparable community banks of similar asset size and geographic location. We utilize the Tennessee Bankers Association Salary and Benefits Survey and the America’s Community Bankers Compensation Survey, as well as other surveys prepared by trade groups and independent benefits consultants.

For each named executive officer, we consider the relevance of the peer group survey data, as well as:

•	The business need for the executive officer’s skills;

•	The contributions that the executive officer has made or will make to the Company’s success;

•	The transferability of the executive officer’s managerial skills to other potential employers; and

•	The relevance of the executive officer’s experience to other potential employers.

Retirement Benefits; Employee Welfare Benefits.

Our 401(k) plan and employee stock ownership plan have proven to be important retention tools for the company. The 401(k) plan and the employee stock ownership plan are broad based tax-qualified defined contribution plans that provide our employees with valuable retirement benefits. Under the 401(k) plan, we provide participants with the opportunity to defer up to 50% of their compensation for retirement. Under the employee stock ownership plan, we provide plan participants with a retirement benefit allocated in our common stock at no cost to the participant. Participants vest in their employee stock ownership plan allocations at a rate of 20% per year.

Employees are provided with coverage under medical, life insurance and disability plans on terms consistent with industry practice. Other coverage such as dental, cancer, and intensive care insurance is available to employees on a voluntary basis. Employees are provided with access to a flexible spending plan which allows our employees to set aside pre-tax dollars to pay for certain benefits. We also provide our chief executive officer and certain members of senior management with split dollar life insurance agreements and provide for supplemental life insurance coverage for our chief executive officer.

Perquisites

We provide certain named executive officers with perquisites that further their ability to promote the Company’s business interests in our markets and to reflect competitive practices for similarly-situated officers employed by our peers. These perquisites are reviewed periodically and adjustments to them are made as necessary.

Stock Compensation Grant and Award Practices

Our Compensation Committee considers whether to make stock option grants and/or award other forms of equity on an annual basis, typically in conjunction with the annual review process for our officers. However, grants or awards may be made at other times during the year based on specific circumstances such as a new hire, a specific contractual commitment or a change in position or responsibility. The Committee considers the recommendations of our chief executive officer and our other named executive officers with respect to awards contemplated for their subordinates. The Compensation Committee recommends stock option grants to our Board of Directors for approval.

As a general matter, the Compensation Committee’s process is independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or the stock option exercise prices. Similarly, the Company has never timed the release of material nonpublic information with the purpose or intent to affect the value of executive compensation. In general, the release of such information reflects long-established timetables for the disclosure of material nonpublic information such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to timing of disclosure.

The exercise price for all of our stock option grants is based solely by reference to the applicable provisions of our stock plans. Under our current plan, which was approved by shareholders in 2004, the exercise price of a stock option is equal to the closing sales price of our common stock on the Nasdaq Global Market as of the effective date of the grant.

Stock Ownership Requirements

The Company has not adopted formal stock ownership requirements for the named executive officers and members of the Board of Directors. As a practical matter, the named executive officers and directors hold significant interests in our stock, which they have accumulated through individual purchases, participation in the “ESOP” and participation in stock compensation programs. See the “Voting Securities and Security Ownership” section in this proxy statement.

Compensation for the Named Executive Officers in 2007

The following Executive Officers are considered “named executive officers” under the new executive compensation disclosure rules:

•	Anderson L. Smith, President and Chief Executive Officer of Jefferson Bancshares and President and Chief Executive Officer of Jefferson Federal

•	Jane P. Hutton, Treasurer and Secretary of Jefferson Bancshares and Vice President and Principal Financial Officer of Jefferson Federal

•	Charles G. Robinette, Chairman of Jefferson Federal’s Knoxville Region

•	Anthony J. Carasso, President of Jefferson Federal’s Knoxville Region

•	Janet J. Ketner, Executive Vice President of Retail Banking

Chief Executive Officer Compensation. In determining Mr. Smith’s compensation for fiscal 2007, the board focused on the Company’s financial performance during the year, the number of initiatives begun, expanded or completed by the Company since Mr. Smith’s employment began, competitive levels of compensation for CEOs managing operations of similar size, complexity and performance level and the importance of retaining a President and Chief Executive Officer with the strategic, financial and leadership skills to ensure the Company’s continued growth into the foreseeable future. Mr. Smith also earned a cash bonus of $46,691 for the 2007 fiscal year. Under the Company’s bonus plan, Mr. Smith was eligible to earn a bonus of 0% to 50% of his base salary based on the Company’s achievement of financial performance targets. To be eligible for the financial performance based portion of this bonus the Compensation Committee required that the Company first achieve net income of $1.543 million for the fiscal year, which it did.

Mr. Smith’s potential bonus was based on the extent to which the Company achieved financial performance targets established by the Compensation Committee. If a lesser threshold amount for a performance target was not achieved, no portion of the bonus eligible for that target would be paid. 70% of Mr. Smith potential bonus was based on the following financial performance targets: ROAE - 3.27%; ROAA - 0.70%; and growth in net earnings, loans and deposits, 5.0%, 20.0% and 16.0%, respectively, as compared to fiscal year 2006. The remaining 30% of Mr. Smith’s potential bonus was based on the extent to which the Company achieved financial performance targets for efficiency ratio (71.8%), average yield on loans and investments (6.6%), and the ratio of interest expense to average assets (2.95%), as well as the achievement of a reduction of expenses for the Knoxville Region of $57,723 and the maintainance of the Bank’s asset quality. Based on the Company’s financial performance relative to all of the above targets, Mr. Smith earned 28.9% of the potential bonus he could have earned had all of the targets been achieved.

In August 2007, the Compensation Committee determined that the financial performance targets it originally established for fiscal 2007 were aggressive based on the implementation of the Board’s growth strategy for the year. Accordingly, the Compensation Committee also awarded Mr. Smith $21,656, based on his overall performance, his leadership of the Company and his ability to carry out the strategic initiatives established by the Board of Directors, particularly the Bank’s denovo branching strategy.

Mr. Smith did not receive a stock option grant or restricted stock award during the 2007 fiscal year.

Other Named Executive Officer Compensation. The base salary for other named executive officers is set by the President and CEO in a manner consistent with the base salary guidelines applied for executive officers of the Bank as a whole. In general, the President and Chief Executive Officer considers the Bank’s financial performance, peer group financial performance and compensation survey data when making decisions regarding a named executive officer’s compensation, including salary, bonus and awards made under the 2004 Equity Incentive Plan. All other named executive officers participate in the Company’s employee benefit plans. Under the Company’s bonus plan, Ms. Hutton, Mr. Carasso and Ms. Ketner were also eligible to earn a bonus up to 20%, 20% and 30%, respectively. To be eligible for this bonus, the Compensation Committee required that the Company first achieve net income of $1.543 million for the fiscal year, which it did.

The potential bonus for Ms. Hutton, Mr. Carasso and Ms. Ketner was based on the extent to which the Company achieved financial performance targets established by the Compensation Committee. If a lesser threshold amount for a performance target was not achieved, no portion of the bonus eligible for that target would be paid. The financial performance criteria for the potential bonus for these executive officers varied depending on their primary area of responsibility.

For 2007, 70% of Ms. Hutton’s potential bonus was based on the extent to which the Company achieved increases of 5.0%, 20.0% and 16.0% (over fiscal year 2006 amounts) for net earnings, loans and deposits. The remaining 30% of her potential bonus was based on the achievement of the following targets: average balance of FHLB advances not exceeding $46.783 million and the Company achieving a interest expense to average assets ratio of 2.95%. Based on the Company’s financial performance relative to all of the above targets, Ms. Hutton earned 42.5% of the potential bonus she could have earned had all of the targets been achieved.

For 2007, 70% of Mr. Carasso’s potential bonus was based on the extent to which the Company achieved increases of approximately 5.0%, 38.0% and 218.0% (over fiscal year 2006 amounts), for earnings, loans and deposits, respectively, in the Knoxville Region (the geographic region over which he has responsibility). The remaining 30% of his bonus was based on the Company’s achievement of non-interest income of $685,181, an average yield on loans of 6.91%, reduced Knoxville Region expenses by of $57,723 and the maintenance of the Bank’s asset quality, in each case in the Knoxville Region. Based on the Company’s financial performance relative to all of the above targets, Mr. Carasso earned 57.5% of the potential bonus that he could have earned based on achievement of all of the performance targets relative to the geographic region over which he has responsibility.

For 2007, 70% of Ms. Ketner’s potential bonus was based on increases of approximately 5.0%, 12.0% and 8.0% (over fiscal year 2006 amounts), for earnings, loans and deposits, respectively, in the Hamblen Region (the geographic region over which she has responsibility). The remaining 30% of her bonus was based on the Company’s achievement of an average yield on loans of 7.54%, a total interest expense to average assets ratio of 2.95%, an efficiency ratio of 71.8%, and the maintenance of the Bank’s asset quality, in each case in the Hamblen Region. The cash bonus awarded to Ms. Ketner was 31.0% of the potential bonus that she could have earned based on achievement of all of the performance targets relative to the geographic region over which she has responsibility.

In August 2007, the Compensation Committee determined that the financial performance targets it originally established for fiscal 2007 were too high based on the implementation of the Board’s growth strategy for the year. Accordingly, the Compensation Committee also awarded Ms. Hutton, Mr. Carasso and Ms. Ketner $3,375, $2,600 and $8,250, respectively, based on overall performance.

Ms. Hutton, Ms. Ketner and Messrs. Robinette and Carasso did not receive stock option grants or restricted stock awards during the 2007 fiscal year.

Summary Compensation Table

The following information is furnished for all individuals serving as the principal executive officer or principal financial officer of the Company for the 2007 fiscal year and the other three most highly compensated executive officers of the Company whose total compensation for the 2007 fiscal year exceeded $100,000.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Anderson L. Smith President and Chief Executive Officer	2007	$193,450	(4)	$46,691	$95,665	$46,118	$59,535	$441,459
Jane P. Hutton Chief Financial Officer, Treasurer and Corporate Secretary	2007	67,500		9,111	28,694	17,295	18,684	141,284
Charles G. Robinette Chairman of the Knoxville Region of Jefferson Federal	2007	159,400		—	39,750	—	52,147	251,297
Anthony J. Carasso President of the Knoxville Region of Jefferson Federal	2007	130,000		17,545	15,900	—	24,392	187,837
Janet J. Ketner Executive Vice President of Retail Banking	2007	110,000		18,493	26,500	—	26,548	181,541

(1)	Reflects the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) of the vesting of 6,988, 2,096, 3,000, 1,200 and 2,000 shares of restricted stock in 2007 for Mr. Smith, Ms. Hutton, Mr. Robinette, Mr. Carasso and Ms. Ketner, respectively, based upon the Company’s stock price as of the date of grant, which was $13.69 for Mr. Smith and Ms. Hutton and $13.25 for Messrs. Robinette and Carasso and Ms. Ketner.
(2)	Reflects the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) in 2007 for each executive, based upon a fair value of each option of $3.30 using the Black-Scholes option pricing model. For further information on the assumptions used to compute the fair value, see note 11 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K. Options vest in five equal annual installments beginning one year from the date of grant, which for all options shown was January 29, 2005.
(3)	Details of the amounts reported in the “All Other Compensation” column for 2007 are provided in the table below:

	Mr. Smith		Ms. Hutton		Mr. Robinette		Mr. Carasso		Ms. Ketner
Market value of ESOP contributions	$32,756		$16,156		$32,752		$22,874		$24,018
Taxable fringe benefits	3,600		—		3,600		—		—
Perquisites	12,000	(a)	—	(b)	12,000	(a)	—	(b)	—	(b)
Dividends paid on stock awards	5,136		1,541		3,795		1,518		2,530
BOLI	6,043		987		—		—		—

(a)	Consisted of an automobile allowance.
(b)	Did not exceed $10,000.

(4)	Includes $20,200 in Board fees.

Employment Agreements

Anderson L. Smith. The Company and Jefferson Federal maintain a three-year employment agreement with Anderson L. Smith. The Boards of Directors of the Company and Jefferson Federal may renew the term of the employment agreement for an additional year each year on the anniversary date of the agreement, unless a request for non-renewal is given by Mr. Smith. The employment agreement provides that Mr. Smith’s base salary is to be reviewed annually. Mr. Smith’s current base salary under the employment agreement is $173,250. In addition to base salary, the employment agreement provides for, among other things, discretionary bonuses, participation in stock benefit plans and other fringe benefits applicable to executive personnel. Mr. Smith’s employment agreement also provides for an annual supplemental retirement benefit of $15,083 payable each year over a 15 year period commencing in the year Mr. Smith attains age 65. In addition, Mr. Smith’s employment agreement provides for a death benefit of not less than $350,000 through a supplemental life insurance policy. Upon termination of employment from the Company or Jefferson Federal for any reason, Mr. Smith is subject to a two year non-compete. See “Executive Compensation—Potential Post-Termination Benefits” for a discussion of the benefits and payments Mr. Smith may receive upon the termination of his employment.

Charles G. Robinette. On July 16, 2007, Jefferson Federal entered into a one-year employment agreement with Charles G. Robinette which replaces in its entirety the employment agreement Mr. Robinson entered into with Jefferson Federal on January 1, 2005. Under the employment agreement, Mr. Robinette will receive a base salary of $180,000, payable in bi-weekly installments, in exchange for continuing as an employee of Jefferson Federal in Jefferson Federal’s Knoxville Region and assisting in customer introduction and retention and such other tasks, ordinarily and reasonably performed by a bank president or chief executive officer, as may be assigned to Mr. Robinette by Jefferson Federal’s President and Chief Executive Officer and/or Board of Directors. Pursuant to the employment agreement, Mr. Robinette shall devote his full time and efforts to Jefferson Federal until September 1, 2007 and thereafter shall devote such time and efforts to Jefferson Federal as requested by Jefferson Federal’s President and Chief Executive Officer and/or Board of Directors. The employment agreement further provides that Mr. Robinette may participate in Jefferson Federal’s medical and dental plans, tax-qualified retirement plans and equity incentive plans during the term of the agreement. Upon termination of employment with Jefferson Federal for any reason, Mr. Robinette will be subject to a two year non-compete.

Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning unexercised options and stock awards that have not vested for each named executive officer outstanding as of June 30, 2007.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Anderson L. Smith	41,925	27,950	$13.69	01/29/2014	13,974	$165,032
Jane P. Hutton	15,723	10,480	13.69	01/29/2014	4,192	49,507
Charles G. Robinette	—	—	—	—	12,000	141,720
Anthony J. Carasso	—	—	—	—	4,800	56,688
Janet J. Ketner	—	—	—	—	8,000	94,480

(1)	The stock options vest in five equal annual installments beginning one year from the date of grant, which for all options shown was January 29, 2005.
(2)	The restricted stock awards vest in five equal annual installments commencing one year from the date of grant, which was January 29, 2005 for Mr. Smith and Ms. Hutton and January 31, 2007 for Messrs. Robinette and Carasso and Ms. Ketner.
(3)	Based upon the Company’s closing stock price of $11.81 on June 30, 2007.

Option Exercises and Stock Vested

The following table provides information concerning the vesting of stock awards for each named executive officer, on an aggregate basis, during the 2007 fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Anderson L. Smith	7,665	$57,710	6,988	$90,634
Jane P. Hutton	—	—	2,096	27,185
Charles G. Robinette	—	—	3,000	38,700
Anthony J. Carasso	—	—	1,200	15,480
Janet J. Ketner	—	—	2,000	25,800

Nonqualified Deferred Compensation

Supplemental Executive Retirement Plan. Jefferson Federal maintains a supplemental executive retirement plan which provides restorative payments to executives designated by the Board of Directors who are prevented from receiving the full benefits contemplated by the employee stock ownership plan’s benefit formula due to limitations imposed by the Internal Revenue Code. The restorative payments under the supplemental executive retirement plan consist of payments in lieu of shares that cannot be allocated to the participant’s account under the employee stock ownership plan. In addition to providing for benefits lost under the employee stock ownership plan as a result of limitations imposed by the Internal Revenue Code, the supplemental executive retirement plan also provides supplemental benefits to participants upon a Change in Control (as defined in the plan) before the complete scheduled repayment of the employee stock ownership plan loan. See “Potential Post-Termination Benefits” for a more complete discussion of these benefits upon a change in control.

The Board of Directors has designated Mr. Smith as a participant in the supplemental executive retirement plan and may designate other officers as participants in future years.

The following table provides information with respect to the above described supplemental executive retirement plan in which Anderson L. Smith participated during fiscal 2007. No other named executive officers participated in the supplemental executive retirement plan during fiscal 2007.

Name	Plan Name	Registrant Contributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)(1)
Anderson L. Smith	Supplemental Executive Retirement Plan	$9,936	$9,936

(1)	Reflects the accrual at June 30, 2007 of 1,500 shares held for the benefit of Mr. Smith under the supplemental executive retirement plan.

Potential Post-Termination Benefits

As described above, we maintain certain arrangements with our named executive officers that provide for termination benefits. The information below describes and quantifies certain compensation that would become payable under our existing plans and arrangements if a named executive officer’s employment had terminated on August 31, 2007, given the named executive officer’s compensation level and, if applicable, based on our stock price as of that date. These benefits are in addition to the benefits generally made available to our salaried employees, such as accrued vacation and distributions from our tax-qualified plans.

Employment Agreement. Mr. Smith’s employment agreement provides that if we choose to terminate his employment for reasons other than cause, or if Mr. Smith resigns after specified circumstances that would constitute constructive termination, Mr. Smith (or, if he dies, his beneficiary) would be entitled to receive an amount equal to his base salary due for the remaining term of his agreement, along with the contributions that would have been made on his behalf during the remaining term of his agreement to any of our employee benefit plans. We would also continue and/or pay for Mr. Anderson’s life, health and disability coverage for the remaining term of his employment agreement. Had Mr. Smith’s employment terminated August 31, 2007, under the circumstances described above, he would have been entitled to a lump sum severance payment equal to approximately $788,693 and health, life and disability insurance coverage valued at $15,900. Mr. Smith would also be subject to a two year non-compete provision.

If Mr. Smith died on August 31, 2007, his employment agreement would have terminated and his beneficiary or estate would have been entitled to receive the compensation due to him through August 31, 2007. If Mr. Smith had become disabled and his employment had terminated on August 31, 2007, he would have been entitled to disability pay equal to 75% of his weekly rate of base salary in effect as of the date of his termination of employment due to disability. Mr. Smith would continue to receive disability payments until the earlier of: (i) the date he returns for full employment with us; (ii) his death; or (iii) the date his employment agreement terminates. All disability payments are reduced by the amount of any short-term or long-term disability benefits payable under our disability plans.

Mr. Smith’s employment agreement also provides for severance payments and other benefits in the event Mr. Smith is terminated without cause or he elects to terminated the agreement with Good Reason in connection with any change in control of Jefferson Federal. Had a change in control (as defined in the agreement) occurred followed by Mr. Smith’s voluntary (upon circumstances discussed in the agreement) or involuntary termination of employment on August 31, 2007, Mr. Smith (or his beneficiary) would have been entitled to a severance payment equal to 2.99 times the average of his five preceding taxable years’ annual compensation (the “base amount”). In addition, Mr. Smith would also have been entitled to receive the contributions he would have received under our retirement programs for a period of 36 months, as well as health, life and disability coverage for that same time period. Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times an individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and Jefferson Federal would not be entitled to deduct such an amount. As a result, Mr. Smith’s employment agreement provides that the total value of the benefits provided and payments made to him in connection with a change in control may not exceed three times his base amount (the “280G Limit”). Therefore, taking into account his 280G Limit, as of August 31, 2007, Mr. Smith would have been entitled to a severance benefit equal to approximately $854,402.

Supplemental Executive Retirement Plan. We maintain a supplemental executive retirement plan that provides Mr. Smith with a cash payment in the event of a change in control equal to the benefit that he would have received under our employee stock ownership plan, had he remained employed throughout the term of the loan, less the benefits actually provided under the employee stock ownership plan on his behalf. The plan also provides Mr. Smith with a stock benefit equal to the shares of our stock he would have received under our employee stock ownership plan had he not been limited by certain provisions of the Internal Revenue Code. Had a change in control occurred on August 31, 2007, Mr. Smith would have been entitled to approximately $790,370, less the value of shares of common stock allocated to him under our employee stock ownership plan. See “Employee Stock Ownership Plan” below for a discussion of Mr. Smith’s ESOP benefits. All benefits received under this plan are subject to Mr. Smith’s overall 280G Limit. See “Employment Agreement” above for a discussion of Mr. Smith’s 280G Limit.

Change in Control Severance Plan. Jefferson Federal maintains a change in control severance plan for the benefit of eligible employees, who do not have an employment agreement with Jefferson Federal, in the event they are terminated in connection with a Change in Control (as defined in the plan). Severance benefits are calculated under the severance plan based on monthly base pay and years of service with Jefferson Federal. The maximum payment under the plan is twelve month’s base pay. Had a change in control occurred on August 31, 2007, followed by an involuntary or voluntary termination of employment under circumstances set forth in the plan, Ms. Hutton, Mr. Carasso and Ms. Ketner would have received a lump sum payment equal to $47,250, $21,667 and $9,637, respectively.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. See “Compensation Discussion and Analysis.”

The Compensation Committee of Jefferson Bancshares, Inc.

Dr. Terry M. Brimer (Chairman)

Dr. Jack E. Campbell

William T. Hale

H. Scott Reams

William F. Young

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% shareholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on the Company’s review of the copies of the reports it has received and written representations provided to it from the individuals required to file the reports, the Company believes that each of its executive officers, directors and greater than 10% beneficial owners has complied with the applicable reporting requirements for transactions in the Company’s common stock during the year ended June 30, 2007, except for one late report filed by Mr. Robinette relating to the disposition of 1,000 shares on February 21, 2007 and one late report filed by Mr. McDaniel relating to the disposition of 100 shares on June 1, 2007.

Transactions with Related Persons

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits loans by the Company to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by Jefferson Federal to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Jefferson Federal is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit Jefferson Federal to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.

The Company maintains a comprehensive written policy for the review, approval or ratification of all transactions with related persons. In accordance with banking regulations and its policy, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of the Company’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Additionally, pursuant to the Company’s Code of Ethics and Business Conduct, all executive officers and directors of the Company must disclose any existing or potential conflicts of interest to the Chief Executive Officer of the Company. Such potential conflicts of interest include, but are not limited to, the following: (i) the Company conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (ii) the ownership of more than 5% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with the Company.

Jefferson Federal has an employee loan program whereby employees, including executive officers and directors, may obtain loans with preferential interest rates compared to those prevailing at the time for comparable loans with persons not related to Jefferson Federal. The following information is furnished for outstanding loans made by Jefferson Federal to related persons (directors, executive officers and their immediate family members) under its employee loan program:

	Largest Aggregate Principal Outstanding for Fiscal 2007	Principal Outstanding at June 30, 2007	Principal Paid During Fiscal 2007	Interest Paid During Fiscal 2007	Interest Rate Payable
Anderson L. Smith	$383,565	$369,153	$14,412	$21,597	5.75%
William T. Hale	546,230	534,442	11,788	28,937	5.35

Nominating/Corporate Governance Committee Procedures

General

It is the policy of the Nominating/Corporate Governance Committee of the Board of Directors of the Company to consider director candidates recommended by shareholders who appear to be qualified to serve on the Company’s Board of Directors. The Nominating/Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating/Corporate Governance Committee does not perceive a need to increase the size of the Board of Directors. In order to avoid the unnecessary use of the Nominating/Corporate Governance Committee’s resources, the Nominating/Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Shareholders

To submit a recommendation of a director candidate to the Nominating/Corporate Governance Committee, a shareholder should submit the following information in writing, addressed to the Chairman of the Nominating/Corporate Governance Committee, care of the Corporate Secretary, at the main office of the Company:

1.	The name of the person recommended as a director candidate;

2.	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

3.	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.	As to the shareholder making the recommendation, the name and address, as they appear on the Company’s books, of such shareholder; provided, however, that if the shareholder is not a registered holder of the Company’s common stock, the shareholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

5.	A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of shareholders, the recommendation must be received by the Nominating/Corporate Governance Committee at least 120 calendar days prior to the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting, advanced by one year.

Minimum Qualifications

The Nominating/Corporate Governance Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. A candidate must meet any qualification requirements set forth in any Board or committee governing documents.

The Nominating/Corporate Governance Committee will consider the following criteria in selecting nominees: financial, regulatory and business experience; familiarity with and participation in the local community; integrity, honesty and reputation; dedication to the Company and its shareholders; independence; and any other factors the Nominating/Corporate Governance Committee deems relevant, including age, diversity, size of the Board of Directors and regulatory disclosure obligations.

In addition, prior to nominating an existing director for re-election to the Board of Directors, the Nominating/Corporate Governance Committee will consider and review an existing director’s Board and committee attendance and performance; length of Board service; experience, skills and contributions that the existing director brings to the Board; and independence.

Process for Identifying and Evaluating Nominees

The process that the Nominating/Corporate Governance Committee follows when it identifies and evaluates individuals to be nominated for election to the Board of Directors is as follows:

Identification. For purposes of identifying nominees for the Board of Directors, the Nominating/Corporate Governance Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as their knowledge of members of the communities served by Jefferson Federal. The Nominating/Corporate Governance Committee has not previously used an independent search firm to identify nominees.

Evaluation. In evaluating potential nominees, the Nominating/Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above. In addition, the Nominating/Corporate Governance Committee will conduct a check of the individual’s background and interview the candidate.

Submission of Business Proposals and Shareholder Nominations

The Company must receive proposals that shareholders seek to include in the proxy statement for the Company’s next annual meeting no later than May 20, 2008. If next year’s annual meeting is held on a date more than 30 calendar days from October 25, 2008, a shareholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting. Any shareholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s Bylaws provide that, in order for a shareholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a shareholder must deliver notice of such nominations and/or proposals to the Corporate Secretary not less than 90 days prior to the date of the annual meeting; however, if less than 100 days’ notice of the annual meeting is given to shareholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the annual meeting was mailed to shareholders or public disclosure of the meeting date. A copy of the Bylaws may be obtained from the Company.

Board Policies Regarding Shareholder Communications

and Attendance at Annual Meetings

The Company encourages shareholder communications to the Board of Directors and/or individual directors. Shareholders who wish to communicate with the Board of Directors or an individual director should send their communications to the care of Jane P. Hutton, Corporate Secretary, Jefferson Bancshares, Inc., 120 Evans Avenue, Morristown, Tennessee 37814. Communications regarding financial or accounting policies should be sent to the attention of the Chairman of the Audit/Compliance Committee. All other communications should be sent to the attention of the Chairman of the Nominating/Corporate Governance Committee.

Directors are expected to prepare themselves for and to attend all Board meetings, the Annual Meeting of Shareholders and the meetings of the committees on which they serve, with the understanding that on occasion a director may be unable to attend a meeting. All of the Company’s directors attended the Company’s 2006 Annual Meeting of Shareholders.

Miscellaneous

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Jefferson Bancshares common stock. In addition to soliciting proxies by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone without receiving additional compensation.

The Company’s Annual Report to Shareholders has been mailed to persons who were shareholders as of the close of business on August 31, 2007. Any shareholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated in this proxy statement by reference.

A copy of the Company’s Annual Report on Form 10-K, without exhibits, for the year ended June 30, 2007, as filed with the Securities and Exchange Commission, will be furnished without charge to persons who were shareholders as of the close of business on August 31, 2007 upon written request to Jane P. Hutton, Corporate Secretary, Jefferson Bancshares, Inc., 120 Evans Avenue, Morristown, Tennessee 37814.

Householding of Proxy Statements and Annual Reports

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report to that address. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. Once you have received notice from your broker or the Company that they or it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report or proxy statement, please notify your broker or other holder of record if your shares are held in “street name” or the Company if you hold registered shares. You can notify the Company by contacting its transfer agent, Registrar and Transfer Company, either by phone at (800) 368-5948, by fax at (908) 497-2318, by e-mail at info@rtco.com or by mail at 10 Commerce Drive, Cranford, New Jersey 07016. If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting the same parties listed above.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Jane P. Hutton
Jane P. Hutton
Chief Financial Officer, Treasurer and Corporate Secretary

Morristown, Tennessee

September 17, 2007

Appendix A

JEFFERSON BANCSHARES, INC.

COMPENSATION COMMITTEE CHARTER

I. PURPOSE

The Compensation Committee (the “Committee”) of Jefferson Bancshares, Inc. (the “Corporation”) and Jefferson Federal Bank (the “Bank”) is responsible for human resource policies, salaries and benefits, incentive compensation, executive development and management succession planning. It also deals with policies relating to nondiscriminatory employment practices, including those related to hiring, compensation and promotion.

II. COMPOSITION

The Committee shall consist of three or more directors, each of whom shall satisfy the definition of independent director as defined in any qualitative listing requirements for Nasdaq Stock Market, Inc. issuers and any applicable Securities and Exchange Commission rules and regulations. Committee members shall be elected by the Board at the annual organizational meeting of the Board of Directors. Members shall serve until their successors are appointed. The Committee’s Chairperson shall be designated by the full Board or, if it does not do so, the Committee members shall elect a Chairperson by vote of a majority of the full Committee. The Chief Executive Officer will meet often with the Committee, but the Chief Executive Officer will not be on the Committee or participate in all of its meetings. The same is true of the Bank’s Human Resource Manager.

The Committee may form and delegate authority to subcommittees when appropriate.

III. MEETINGS

The Committee shall meet at least annually, or more frequently as circumstances dictate. The Committee Chairperson will preside at each meeting and, in consultation with the other members of the Committee, will set the frequency and length of each meeting and the agenda of items to be addressed at each meeting. The Chairperson of the Committee shall ensure that the agenda for each meeting is circulated to each Committee member in advance of the meeting.

IV. RESPONSIBILITIES AND DUTIES

The principal responsibilities of the Committee are:

A.	Developing and monitoring human resource policies. The Committee will develop human resource policies for the Corporation and the Bank and will monitor the Corporation and the Bank’s adherence to the policies on a continual basis. The Bank’s human resource policies include the following:

1)	Employment Policies (Corporate handbook)

2)	Salary Administration Policy

3)	Family Medical Leave Act

4)	Americans with Disabilities Act

5)	Sexual Harassment Policy

6)	Discretionary Leave Policy

B.	Appraising the performance of the Chief Executive Officer. The Committee will complete a written performance evaluation of the CEO in January of each year. The Committee will meet with the CEO to discuss his or her strengths, weaknesses, review goals set at the beginning of the current year and to establish goals for the coming year. The Committee will recommend to the Board of Directors in its February meeting the annual salary, bonus, stock options, and other benefits, direct and indirect, of the CEO. In making its recommendation, the Committee will consider:

1.	the performance of the Corporation and the Bank;

2.	shareholder return;

3.	the level of salary, bonus, stock options, and other benefits, direct and indirect, of the CEO relative to CEOs at comparable companies; and

4.	the level of salary, bonus, stock options, and other benefits, direct and indirect, given to the CEO in recent years.

The Committee will make recommendations to the Board of Directors in its February meeting regarding the extension of the employment agreements of the CEO and other senior officers.

C.	Preparation of Compensation Discussion and Analysis and report. The Committee shall review and discuss with management the Compensation Discussion and Analysis required by Securities and Exchange Commission Regulation S-K, Item 402. Based on such review and discussion, the Committee shall determine whether to recommend to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report or proxy statement for the annual meeting of shareholders. The Committee will prepare a report on executive compensation for inclusion in the Corporation’s annual meeting proxy statement, in accordance with applicable rules and regulations.

D.	Oversight of executive compensation programs. The Committee will review on an annual basis the Corporation’s and the Bank’s executive compensation programs to determine that they are properly researched and coordinated. In determining how corporate performance will be rewarded, the Committee will ensure that a significant portion of an executive’s compensation is connected to the long-term interest of the shareholders. There will be an appropriate balance between short-term pay and long-term incentives. An important responsibility of the Committee is the development of an appropriate balance while focusing on long-term shareholder value.

E.	Oversight of staff compensation programs. The Committee will review on an annual basis the Bank’s salary administration program to determine that it is current and properly researched and coordinated. The Committee will review recommendations from the CEO and Human Resource Manager concerning compensation adjustments and will then make recommendations to the Board of Directors. The Committee’s review and Board of Director’s deliberation will occur in November of each year.

F.	Oversight of the performance incentive compensation plan. Prior to the beginning of each fiscal year, the Committee will review the Corporation’s stock option plans and the Bank’s performance incentive compensation plan to determine that they are properly structured to reward exceptional performance. The Committee will consider the overall performance of the Corporation and the Bank and the cost of the performance incentive compensation plan to ascertain that shareholder value is being increased by exceptional performance. The Committee will make recommendations to the Board of Directors regarding changes to the plan. The Committee will also approve the pay-out of the plans after the Corporation’s and the Bank’s performance has been ratified by the external auditing firm.

G.	Oversight of staff benefit programs. The Committee will review on a continual basis the Corporation’s and the Bank’s benefit programs to determine that they are current and properly coordinated. The Committee will review recommendations from the CEO and Human Resources Manager concerning benefit program adjustments and will then make its recommendations to the Board of Directors.

H.	Oversight of 401(k) Plan. The Committee will appoint the trustees of the Bank’s 401(k) Plan. The Committee will monitor the Plan on a quarterly basis and will meet with the Plan administrator on an annual basis for adjustments or revisions.

I.	Oversight of executive development and management succession planning. The Committee will review on an annual basis the executive development program facilitated by the CEO and managed by the Human Resource Manager. The Committee will integrate management succession planning with the executive development program.

V. EVALUATIONS

Annually, the Committee shall conduct a performance evaluation and review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

VI. COMMITTEE RESOURCES

The Committee shall have the authority to obtain advice and seek assistance from internal or external legal or other advisors. The Committee shall have the sole authority to retain and terminate any compensation consultant used to assist the Committee in evaluating executive compensation, including sole authority to approve such consultant’s fees and other retention terms.

Appendix B

JEFFERSON BANCSHARES, INC.

NOMINATING/CORPORATE GOVERNANCE COMMITTEE CHARTER

I. Purpose

The primary objectives of the Nominating/Corporate Governance Committee (the “Committee”) are to assist the Board of Directors (the “Board”) of Jefferson Bancshares, Inc. (the “Company”) by: (i) identifying individuals qualified to become Board members and recommending that the Board select a group of director nominees for each annual meeting of the Company’s stockholders; (ii) ensuring that the Audit/Compliance and Nominating/Corporate Governance Committees of the Board shall have the benefit of qualified and experienced “independent” directors; and (iii) developing and recommending to the Board a set of effective corporate governance policies and procedures applicable to the Company.

II. Organization

The Committee shall consist of three or more directors, each of whom shall satisfy the definition of independent director as defined in any qualitative listing requirements for Nasdaq Stock Market, Inc. issuers and any applicable Securities and Exchange Commission rules and regulations.

Committee members shall be elected by the Board at the annual organizational meeting of the Board of Directors. Members shall serve until their successors are appointed. The Committee’s chairperson shall be designated by the full Board or, if it does not do so, the Committee members shall elect a Chairman by vote of a majority of the full Committee.

The Committee may form and delegate authority to subcommittees when appropriate.

III. Structure and Meetings

The chairperson of the Committee will preside at each meeting and, in consultation with the other members of the Committee, will set the frequency and length of each meeting and the agenda of items to be addressed at each meeting. The chairperson of the Committee shall ensure that the agenda for each meeting is circulated to each Committee member in advance of the meeting.

IV. Goals and Responsibilities

The Committee shall: (i) develop and recommend to the Board a Corporate Governance Policy (the “Policy”) applicable to the Company, and review and reassess the adequacy of such Policy annually and recommend to the Board any changes deemed appropriate; (ii) develop policies on the size and composition of the Board; (iii) review possible candidates for Board membership consistent with the Board’s criteria for selecting new directors; (iv) perform Board performance evaluations on an annual basis; (v) annually recommend a slate of nominees to the Board with respect to nominations for the Board at the annual meeting of the Company’s stockholders; and (vi) generally advise the Board (as a whole) on corporate governance matters.

The Committee shall also advise the Board on (a) committee member qualifications, (b) committee member appointments and removals, (c) committee structure and operations (including authority to delegate to subcommittees), and (d) committee reporting to the Board. The Committee shall maintain an orientation program for new directors and a continuing education program for all directors.

B-1

The Committee will annually review and reassess the adequacy of this charter and recommend any proposed changes to the Board for approval.

The Committee shall perform any other activities consistent with this charter, the Company’s bylaws and governing law and regulations as the Committee or the Board deems appropriate.

V. Performance Evaluation

The Committee shall conduct an annual performance evaluation of the Board. The evaluation shall be of the Board’s contribution as a whole and specifically review areas in which the Board and/or management believes a better contribution could be made.

VI. Committee Resources

The Committee shall have the authority to obtain advice and seek assistance from internal or external legal, accounting or other advisors. The Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve such search firm’s fees and other retention terms.

B-2

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

JEFFERSON BANCSHARES, INC.

PROXY CARD

ANNUAL MEETING OF SHAREHOLDERS

October 25, 2007

The undersigned hereby appoints Jack E. Campbell and William T. Hale and each of them, with full power of substitution, to act as proxies for the undersigned and to vote all shares of common stock of Jefferson Bancshares, Inc. which the undersigned is entitled to vote at the annual meeting of shareholders to be held on October 25, 2007 at 2:00 p.m. local time, in the Independence Room of Jefferson Federal Bank at 120 Evans Avenue, Morristown, Tennessee, and at any and all adjournments thereof, as follows:

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR

VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

JEFFERSON BANCSHARES, INC. — ANNUAL MEETING OF SHAREHOLDERS

OCTOBER 25, 2007

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Call toll free 1-800-690-6903 on a Touch Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

or

2.	Via the internet at https://www.proxyvote.com and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

		FOR	WITHHOLD ALL	FOR ALL EXCEPT
1.	The election as director of the nominees listed below (except as marked to the contrary below).	☐	☐	☐

(01) Dr. Terry M. Brimer (02) H. Scott Reams

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), MARK “FOR ALL EXCEPT” AND WRITE THAT NOMINEE’S NAME ON THE LINE BELOW.

		FOR	AGAINST	ABSTAIN
2.	The ratification of Craine, Thompson & Jones, P.C. as the independent registered public accounting firm for the fiscal year ending June 30, 2008.	☐	☐	☐

The Board of Directors recommends a vote “FOR” proposals 1 and 2 listed above.

Mark here for address change and note change	☐

THIS PROXY, PROPERLY SIGNED AND DATED, WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSITIONS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE PROXIES IN THEIR BEST JUDGMENT. PRESENTLY, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE BOARD OF DIRECTORS TO VOTE WITH RESPECT TO THE ELECTION OF ANY PERSON AS DIRECTOR WHERE THE NOMINEES ARE UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE AND MATTERS INCIDENT TO THE CONDUCT OF THE MEETING.

Should the undersigned be present and elect to vote in person at the meeting or at any adjournment thereof and after notification to the Secretary of the Company at the meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement for the Annual Meeting of Shareholders, and the 2007 Annual Report to Shareholders.

Dated:                     ,

SIGNATURE OF SHAREHOLDER	SIGNATURE OF SHAREHOLDER

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, indicate your full title. If shares are held jointly, only one registered holder need sign.

*** IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET,

PLEASE READ THE INSTRUCTIONS BELOW ***

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

INSTRUCTIONS FOR VOTING YOUR PROXY

Shareholders of record have three alternative ways of voting their proxies:

1.	By Mail (traditional method); or

2.	By Telephone (using a Touch-Tone Phone); or

3.	By Internet

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card. Please note all votes cast via the telephone or Internet must be cast prior to 11:59 p.m., Eastern Time on Wednesday, October 24, 2007.

VOTE BY TELEPHONE		VOTE BY INTERNET

It’s fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone 1-800-690-6903		It’s fast, convenient, and your vote is immediately confirmed and posted.

Follow these four easy steps:		Follow these four easy steps:

1.	Read the accompanying Proxy Statement and Proxy Card.	1.	Read the accompanying Proxy Statement and Proxy Card.

2.	Call the toll-free number 1-800-690-6903.	2.	Go to the Website https://www.proxyvote.com

3.	Enter your 9 digit Number located on your Proxy Card below.	3.	Enter your 9 digit Number located on your Proxy Card below.

4.	Follow the recorded instructions.	4.	Follow the recorded instructions.

Your vote is important!		Your vote is important!
Call 1-800-690-6903 anytime!		Go to https://www.proxyvote.com

IT IS NOT NECESSARY TO RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET

PLEASE NOTE THAT THE LAST VOTE RECEIVED, WHETHER BY TELEPHONE, INTERNET OR BY MAIL, WILL BE THE VOTE COUNTED.

JEFFERSON BANCSHARES, INC.

VOTING INSTRUCTION CARD FOR ESOP AND 401(k) PLAN

ANNUAL MEETING OF STOCKHOLDERS

October 25, 2007

The undersigned hereby directs the Trustee(s) to vote all shares of common stock of Jefferson Bancshares, Inc. credited to the undersigned’s account, for which the undersigned is entitled to vote at the annual meeting of stockholders to be held on October 25, 2007 at 2:00 p.m. local time, in the Independence Room of Jefferson Federal Bank at 120 Evans Avenue, Morristown, Tennessee, and at any and all adjournments thereof, as follows:

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS VOTING INSTRUCTION CARD

PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR

VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

JEFFERSON BANCSHARES, INC. — ANNUAL MEETING OF STOCKHOLDERS

OCTOBER 25, 2007

YOUR VOTING INSTRUCTIONS ARE IMPORTANT!

You can direct the Trustee(s) to vote in one of three ways:

1.	Call toll free 1-800-690-6903 on a Touch Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

or

2.	Via the internet at https://www.proxyvote.com and follow the instructions.

or

3.	Mark, sign and date your voting instruction card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

		FOR	WITHHOLD ALL	FOR ALL EXCEPT
1.	The election as director of the nominees listed below (except as marked to the contrary below).	☐	☐	☐

(01) Dr. Terry M. Brimer (02) H. Scott Reams

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), MARK “FOR ALL EXCEPT” AND WRITE THAT NOMINEE’S NAME ON THE LINE BELOW.

		FOR	AGAINST	ABSTAIN
2.	The ratification of Craine, Thompson & Jones, P.C. as the independent registered public accounting firm for the fiscal year ending June 30, 2008.	☐	☐	☐

The Board of Directors recommends a vote “FOR” proposals 1 and 2 listed above.

Mark here for address change and note change	☐

PURSUANT TO THE TERMS OF THE JEFFERSON FEDERAL BANK TAX-QUALIFIED BENEFIT PLANS, THIS VOTING INSTRUCTION CARD, PROPERLY SIGNED AND DATED, WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, WILL BE VOTED IN ACCORDANCE WITH THE TERMS OF THE RESPECTIVE PLANS.

The undersigned acknowledges receipt from the Company before the execution of this voting instruction card of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders, and the 2007 Annual Report to Stockholders.

Dated:                     ,

SIGNATURE OF PLAN PARTICIPANT

Please sign exactly as your name appears on this card.

*** IF YOU WISH TO PROVIDE YOUR VOTING INSTRUCTIONS BY TELEPHONE OR

INTERNET, PLEASE READ THE INSTRUCTIONS BELOW ***

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTING INSTRUCTION CARD BY MAIL

INSTRUCTIONS FOR VOTING

Plan Participants have three alternative ways of directing the Trustee(s) how to vote the shares credited to their Plan accounts:

1.	By Mail (traditional method); or

2.	By Telephone (using a Touch-Tone Phone); or

3.	By Internet

Your telephone or Internet vote authorizes the Trustee(s) to vote your shares in the same manner as if you marked, signed, dated and returned your voting instruction card. Please note all instructions sent via the telephone or Internet must be sent prior to 11:59 p.m., Eastern time on Thursday, October 18, 2007.

VOTE BY TELEPHONE		VOTE BY INTERNET

It’s fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone 1-800-690-6903		It’s fast, convenient, and your vote is immediately confirmed and posted.

Follow these four easy steps:		Follow these four easy steps:

1.	Read the accompanying Proxy Statement and Voting Instruction Card.	1.	Read the accompanying Proxy Statement and Voting Instruction Card.

2.	Call the toll-free number 1-800-690-6903.	2.	Go to the Website https://www.proxyvote.com

3.	Enter your 9 digit Number located on your Voting Instruction Card below.	3.	Enter your 9 digit Number located on your Voting Instruction Card below.

4.	Follow the recorded instructions.	4.	Follow the recorded instructions.

Your voting instructions are important!		Your voting instructions are important!
Call 1-800-690-6903 anytime!		Go to https://www.proxyvote.com

IT IS NOT NECESSARY TO RETURN YOUR VOTING INSTRUCTION CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET

PLEASE NOTE THAT THE LAST INSTRUCTIONS RECEIVED, WHETHER BY TELEPHONE, INTERNET OR BY MAIL, WILL BE THE INSTRUCTIONS FOLLOWED BY THE TRUSTEES.